                                 SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
            SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO.         )

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant  [  ]

Check the appropriate box:

[   ]  Preliminary Proxy Statement      [  ]  Confidential, For use of the
                                              Commission Only (as permitted
                                              by Rule 14a-6(e)(2)
[ X ]  Definitive Proxy Statement
[   ]  Definitive Additional Materials
[   ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                          SAFEGUARD SCIENTIFICS, INC.
                (Name of Registrant as Specified In Its Charter)


    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

[ X ]  No fee required.

[   ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11(set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid

[   ]  Check box if any part of the fee is offset as provided by Exchange Act
       Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
     (4)  Date Filed:

                    [LOGO] SAFEGUARD SCIENTIFICS, INC.


April 2, 1998


Dear Fellow Shareholders:

Enclosed you will find Safeguard Scientifics' 1997 Annual Report and a proxy statement containing the order of business for our upcoming Annual Meeting of Shareholders. The meeting will take place on Thursday, May 7, 1998, at 4:00 p.m. in The Desmond Hotel and Conference Center Ballroom, Malvern, Pennsylvania. The directions are provided on the back of this letter. We certainly hope you can join us. We are arranging for several of our private partnership companies to be available at the meeting to demonstrate their technology.

Shareholders who cannot attend the meeting in person will have the opportunity to listen to the meeting over the Internet through Vcall, Inc. at http://www.vcall.com. To listen to the live meeting, please go to the web site approximately fifteen minutes early to register and download any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available immediately after the meeting and a transcript will be available 24 to 48 hours after the meeting.

The single item on our agenda this year is the election of members to the Board of Directors for a one-year term. There are no new members up for election.

1997 was a great year. Safeguard completed three rights offerings--Diamond in February, ChromaVision in July, and OAO Technology in November; all have produced impressive returns. We anticipate being able to complete three rights offerings in 1998. The first one, DocuCorp, was successfully completed on March 31, 1998. Our pipeline of private partnership companies is very strong as Safeguard's experienced, well-rounded management team helps them to grow and develop into future rights offering candidates.

SAFEGUARD'S BOARD OF DIRECTORS IS A VITAL RESOURCE, AND IT IS IMPORTANT, NO MATTER HOW MANY SHARES YOU HOLD, THAT YOU VOTE BY COMPLETING AND RETURNING YOUR PROXY CARD AS SOON AS POSSIBLE.

Please contact Sandi Murtland, Investor Relations Coordinator, at (610) 293-0600 with any questions or concerns.

Sincerely,

/s/ Pete Musser
Pete Musser
Chairman of the Board and Chief Executive Officer

/s/ Don Caldwell
Don Caldwell
President and Chief Operating Officer

                 DIRECTIONS TO THE DESMOND GREAT VALLEY HOTEL
                             One Liberty Boulevard
                              Malvern, PA  19355
                                (610) 296-9800
-------------------------------------------------------------------------------

DIRECTIONS FROM PHILADELPHIA                                      DIRECTIONS FROM WILMINGTON AND POINTS SOUTH
                                                                  (DELAWARE AND MARYLAND)
 Take the Schuylkill Expressway (I-76) West.
 Follow I-76 West to Route 202 South.  Take                       Take I-95 to Route 202 North.  Follow  Route
 Route 202 South to the Great Valley/Route 29                     202 North to the Great Valley/Route 29 North
 Exit.  At the end of the ramp, proceed                           Exit.  Turn right onto Route 29 North.  Turn
 straight through the traffic light onto                          right at the second light onto Liberty
 Liberty Boulevard.  The hotel will be on the                     Boulevard.  The hotel will be on the left.
 right.

DIRECTIONS FROM SOUTH NEW JERSEY                                  DIRECTIONS FROM HARRISBURG AND POINTS WEST

 Take I-95 South to Route 322 West.  Take 322                     Take PA Turnpike East to Exit 24, Valley Forge.
 West to US Route 1 South to Route 202 North.                     Take Route 202 South to Great Valley/Route 29
 Take Route 202 North to Great Valley/Route                       North Exit.  At the end of the ramp, proceed
 29 North Exit.  Turn right onto Route 29                         straight through traffic light onto Liberty
 North.  Turn right at second light onto                          Boulevard.  The hotel will be on the right.
 Liberty Boulevard.  The hotel will be on the
 left.

DIRECTIONS FROM PHILADELPHIA AIRPORT                              DIRECTIONS FROM NEW YORK AND POINTS NORTH

 Take I-95 South to 476 North.  Follow 476                        Take the New Jersey Turnpike South to Exit 6,
 North to the Schuylkill Expressway (I-76)                        the Pennsylvania Turnpike extension.  Follow
 West to Route 202 South.  Take Route 202                         the Turnpike West to Exit 24, Valley Forge.
 South to the Great Valley/Route 29 North                         Take Route 202 South to the Great Valley/Route
 Exit.  At the end of the ramp, proceed                           29 North Exit.  At the end of the ramp, proceed
 straight through the traffic light onto                          through the light onto Liberty Boulevard.  The
 Liberty Boulevard.  The hotel will be on the                     hotel will be on the right.
 right.



                          SAFEGUARD SCIENTIFICS, INC.

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                        TO BE HELD THURSDAY, MAY 7, 1998


TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of Safeguard Scientifics, Inc. (the "Company") will be held at the Desmond Great Valley Hotel and Conference Center, One Liberty Boulevard, Malvern, Pennsylvania 19355 on Thursday, May 7, 1998, at 4:00 p.m., local time, for the following purposes:

  1. to elect thirteen directors; and

  2. to transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

  The Board of Directors has established the close of business on March 20, 1998 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the meeting or any adjournments thereof. In order that the meeting can be held and a maximum number of shares can be voted, whether or not you plan to be present at the meeting in person, please complete, date and sign, and promptly return the enclosed Proxy in the return envelope provided for your use. No postage is required if mailed in the United States.

                                By order of the Board of Directors,

                                /s/ James A. Ounsworth
                                JAMES A. OUNSWORTH
                                Secretary


800 The Safeguard Building
435 Devon Park Drive
Wayne, PA  19087
April 2, 1998

                          SAFEGUARD SCIENTIFICS, INC.
                           800 The Safeguard Building
                              435 DEVON PARK DRIVE
                           WAYNE, PENNSYLVANIA  19087

                                PROXY STATEMENT

  The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of Safeguard Scientifics, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on May 7, 1998 (such meeting and any adjournment or adjournments thereof referred to as the "Annual Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders and in this Proxy Statement. This Proxy Statement and the enclosed Proxy are being mailed to shareholders on or about April 2, 1998.

VOTING SECURITIES

  Only the holders of shares of common stock, par value $.10 per share (the "Common Stock"), of the Company of record at the close of business on March 20, 1998 (the "Shares") are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 31,955,366 Shares outstanding and entitled to be voted at the Annual Meeting. It is the intention of the persons named in the Proxy to vote as instructed by the shareholders or, if no instructions are given, to vote as recommended by the Board. Each holder of Shares entitled to vote will have the right to one vote for each Share standing in his name on the books of the Company, except that in the election of directors, each shareholder will have the right of cumulative voting. In such election, each holder of Shares entitled to vote will have a number of votes equal to the number of Shares he owns multiplied by the total number of directors to be elected, and he may cast the whole of such votes for one candidate, or distribute them among any two or more candidates. To vote cumulatively, a shareholder must write the name of the nominee or nominees selected and the number of votes to be cast for each nominee, followed by the words "cumulate for," on the line provided under Item 1 of the Proxy. Discretionary authority to cumulate votes is hereby solicited by the Board.

  The thirteen nominees receiving the highest number of affirmative votes of the Shares present or represented and entitled to be voted shall be elected as directors. Votes withheld from any director, broker non-votes and abstentions are counted for purposes of determining the presence of a quorum for the transaction of business at the Annual Meeting. Only those votes that are cast as affirmative or negative will be treated as voting on any matter presented at the Annual Meeting.

REVOCABILITY OF PROXY

  Execution of the enclosed Proxy will not affect a shareholder's right to attend the Annual Meeting and vote in person. A shareholder, in exercising his right to vote in person at the Annual Meeting, effectively revokes all previously executed Proxies. In addition, the Proxy is revocable at any time prior to the effective exercise thereof by filing notice of revocation with the Secretary of the Company or by filing a duly executed Proxy bearing a later date.

PERSONS MAKING THE SOLICITATION

  The cost of soliciting Proxies, including the actual expenses incurred by brokerage houses, nominees and fiduciaries in forwarding Proxy materials to beneficial owners, will be borne by the Company. In addition to solicitation by mail, certain officers and other employees of the Company may solicit Proxies in person or by telephone.

SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

  Shareholders intending to present proposals at the next Annual Meeting of Shareholders to be held in 1999 must notify the Company of the proposal no later than December 2, 1998.

        SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth as of March 20, 1998, the Company's Common Stock beneficially owned by each person known to the Company to be the beneficial owner of more than 5% of the outstanding Shares, the Company's only class of equity securities outstanding. The table also shows the number of Shares owned beneficially by each director or nominee, by each named executive officer, and by all directors and executive officers as a group.


                                               Number of
                                                 Shares     Percent of
                                               Owned (1)      Class
                                               ----------  -----------
Warren V. Musser
   800 The Safeguard Building
   435 Devon Park Drive
   Wayne, PA 19087(2)........................  3,124,144          9.8%
Judith Areen.................................        100            *
Vincent G. Bell, Jr.(3)......................    477,818          1.5%
Donald R. Caldwell(4)........................    440,482          1.4%
Robert A. Fox(5).............................    163,250            *
Delbert W. Johnson(6)........................    121,543            *
Robert E. Keith, Jr.(7)......................     38,724            *
Peter Likins, Ph.D.(8).......................     37,470            *
Jack L. Messman(8)...........................     76,250            *
Russell E. Palmer(9).........................     24,868            *
John W. Poduska, Sr., Ph.D.(8)...............    171,250            *
Heinz Schimmelbusch, Ph.D.(8)................      5,250            *
Hubert J. P. Schoemaker, Ph.D.(8)............     70,250            *
Jerry L. Johnson(10).........................     87,480            *
Thomas C. Lynch(11)..........................     61,019
Edward R. Anderson...........................      1,200            *
Executive officers and directors as a group
   (19 persons)(12)..........................  5,355,632         16.4%
---------

*  Less than 1% of the outstanding Common Stock.

(1) Except as otherwise disclosed, the nature of beneficial ownership is the sole power to vote and to dispose of the shares (except for shares held jointly with spouse).

(2) Includes 280,000 shares held by a charitable foundation of which Mr. Musser is a director and an executive officer, and 40,000 shares held by the Claire
    V. Sams Trust, of which Mr. Musser is the trustee.

(3) Includes 49,568 shares held by a charitable foundation and 1,250 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998. Mr. Bell shares voting and dispositive power of the shares held by the charitable foundation.

(4) Includes 300 shares held in a custodial account for a minor child, 6,250 shares held in trust for the benefit of his spouse, and 185,000 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998. Mr. Caldwell disclaims beneficial ownership of the shares held in the custodial account and in the trust for the benefit of his spouse.

(5) Includes 50,000 shares held by a charitable foundation and 1,250 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998. Mr. Fox shares voting and dispositive power of the shares held by the charitable foundation.

(6) Includes 23,900 shares held by a remainder trust and 11,050 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998.

(7) Includes 300 shares held by Mr. Keith's spouse and 31,250 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998. Mr. Keith disclaims beneficial ownership of the shares owned by his spouse.

(8) Includes for Messrs. Likins, Messman, Poduska, Schimmelbusch, and Schoemaker, 1,250 shares, 16,250 shares, 1,250 shares, 4,250 shares, and 4,250 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998.

(9) Includes 3,000 shares held by Mr. Palmer's spouse and 16,250 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998. Mr. Palmer disclaims beneficial ownership of the shares owned by his spouse.

(10) Includes an aggregate of 24,000 shares held by two trusts, of which Mr. Jerry Johnson is a co-trustee, and 60,000 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998.

(11) Includes 1,000 shares held by Mr. Lynch's spouse and 59,400 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998. Mr. Lynch disclaims beneficial ownership of the shares owned by his spouse.

(12) Includes 668,700 shares that may be acquired pursuant to stock options that are currently exercisable or that will become exercisable within 60 days of March 20, 1998.


     CompuCom Systems, Inc. ("CompuCom") and Tangram Enterprise Solutions, Inc. ("Tangram") are majority owned subsidiaries of the Company. As of March 20, 1998, executive officers and directors of the Company beneficially owned the following percentage of shares of common stock outstanding in each such company:
(i) CompuCom: Mr. Anderson, 2.1%; all officers and directors of the Company as a group, other than Mr. Anderson, less than 1%; and (ii) Tangram: all officers and directors as a group, less than 1%.


                           I.  ELECTION OF DIRECTORS

          It is intended that the persons named as Proxies for the Annual Meeting will vote in favor of the election of the following thirteen nominees as directors of the Company to hold office until the Annual Meeting of Shareholders in 1999 and until their successors are elected and have qualified. All of the nominees are presently serving as directors of the Company. Each of the nominees has consented to serve if elected. However, if any of the nominees should become unavailable prior to the election, the holders of the Proxies may vote the Proxies for the election of such other persons as the Board may recommend, unless the Board reduces the number of directors to be elected.

          THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF THE SLATE OF NOMINEES SET FORTH IN THIS PROPOSAL. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE ON THEIR PROXY CARDS. THE THIRTEEN NOMINEES RECEIVING THE HIGHEST NUMBER OF AFFIRMATIVE VOTES OF THE SHARES PRESENT OR REPRESENTED AND ENTITLED TO BE VOTED SHALL BE ELECTED AS DIRECTORS.


                                                                                       HAS BEEN A
                                      PRINCIPAL OCCUPATION AND BUSINESS                 DIRECTOR
             NAME                     EXPERIENCE DURING LAST FIVE YEARS                   SINCE           AGE
-------------------------------  -------------------------------------------       -----------------      ---

Warren V. Musser                 Chairman of the Board and Chief
                                 Executive Officer of the Company(1)(4)(5).....            1953            71
Judith Areen                     Executive Vice President for Law Center
                                 Affairs and Dean of the Law Center,
                                 Georgetown University, and Professor
                                 of Law, Georgetown University(3)(6)...........            1997            53
Vincent G. Bell, Jr.             President, Verus Corporation, a
                                 management investment firm (1)(2)(4)..........            1956            72
Donald R. Caldwell               President and Chief Operating Officer
                                 of the Company(7).............................            1996            51
Robert A. Fox                    President, R.A.F. Industries, Inc. and
                                 affiliates, diversified manufacturing,
                                 distribution and service companies(2)(4)(8)...            1981            68
Delbert W. Johnson               Vice President of the Company(9)..............            1992            59
Robert E. Keith, Jr.             President and Chief Executive Officer,
                                 Technology Leaders Management, Inc.,
                                 a venture capital management
                                 company and a subsidiary of the
                                 Company(10)...................................            1996            56
Peter Likins, Ph.D.              President, University of Arizona(3)(11).......            1988            61
Jack L. Messman                  Chairman and Chief Executive Officer,
                                 Union Pacific Resources Group Inc., an
                                 energy company(3)(12).........................            1994            58
Russell E. Palmer                Chairman and Chief Executive Officer,
                                 The Palmer Group, a corporate
                                 investment firm(2)(3)(4)(13)..................            1989            63
John W. Poduska, Sr., Ph.D.      Chairman, Advanced Visual Systems, Inc.,
                                 a provider of visualization software(3)(14)...            1987            60
Heinz Schimmelbusch, Ph.D.       Managing Director, Safeguard
                                 International Fund, L.P., a private equity
                                 fund; President and Chief Executive
                                 Officer of Allied Resource Corporation,
                                 pursuing technology-oriented investment
                                 opportunities in process industries; and
                                 CEO, Safeguard International Group,
                                 Inc., a subsidiary of the Company(1)(15)......            1989            53
Hubert J.P. Schoemaker, Ph.D.    Chairman of the Board and co-founder of
                                 Centocor, Inc., a biotechnology
                                 company (1)(16)...............................             1993           48

---------------------
(1) Member of the Executive Committee, of which Dr. Schoemaker is Chairman.

(2) Member of the Compensation Committee, of which Mr. Fox is Chairman.

(3) Member of the Audit Committee, of which Mr. Palmer is Chairman.

(4) Member of the Nominating Committee, of which Mr. Fox is Chairman.

(5) Mr. Musser is Chairman of the Board of Cambridge Technology Partners (Massachusetts), Inc., a director of Coherent Communications Systems Corporation, CompuCom Systems, Inc., DocuCorp International, Inc., National Media Corporation and Sanchez Computer Associates, Inc., and a trustee of Brandywine Realty Trust. Mr. Musser also serves on a variety of civic, educational and charitable Boards of Directors and serves as Vice President/Development, Cradle of Liberty Council, Boy Scouts of America, as Vice Chairman of The Eastern Technology Council, and as Chairman of the Pennsylvania Partnership on Economic Education.

(6) Ms. Areen has been a Professor of Law at Georgetown University since 1976 and Executive Vice President for Law Center Affairs and Dean of the Law Center, Georgetown University, since 1989. Ms. Areen is a director of MCI Communications Corp.

(7) Mr. Caldwell served as Executive Vice President of the Company from November 1993 until February 1996, when he was promoted to President and Chief Operating Officer. From 1991 through 1993, Mr. Caldwell was President of Valley Forge Capital Group, Ltd., a business mergers and acquisition advisory firm that he founded. Mr. Caldwell is a director of CompuCom Systems, Inc., Diamond Technology Partners Incorporated, Integrated Systems Consulting Group, Inc. and Quaker Chemical Company of Philadelphia. Mr. Caldwell also serves on a variety of civic and charitable boards, including The Philadelphia Orchestra and The Pennsylvania Academy of Fine Arts, of which he is Chairman.

(8) Mr. Fox is a director of Prime Bancorp, Inc.

(9) Mr. Johnson has served as a Vice President of Safeguard since 1980. Mr. Johnson served as the President and Chief Executive Officer of Pioneer Metal Finishing from 1978 until October 1994, and as Chairman of the Board and Chief Executive Officer until October 1997. Mr. Johnson is a director of CompuCom Systems, Inc., Ault, Inc., US Bancorp and Tennant Company, Inc.
    Mr. Johnson was the Chairman of the Ninth District Federal Reserve Bank from 1991 to 1993 and was the 1993 Chairman of the Federal Reserve Board Conference of Chairmen. Mr. Johnson is the brother of Jerry L. Johnson, an executive officer of the Company.

(10) Mr. Keith served as President and Chief Operating Officer of Technology Leaders Management, Inc. from 1991 until February 1996, when he was promoted to President and Chief Executive Officer. Mr. Keith is a director of Cambridge Technology Partners (Massachusetts), Inc., National Media Corporation, and SunSource, Inc.

(11) Dr. Likins is a former President of Lehigh University, a position which he held from 1982 to 1997, and a former Provost and Dean of Engineering at Columbia University. Dr. Likins also has served as a technical consultant for a number of companies, including Boeing Aerospace Co. and the Jet Propulsion Laboratory, and was a member of the President's Council of Advisors for Science and Technology from 1989 to 1993. Dr. Likins is a director of Consolidated Edison Company of New York, Comsat Corporation, Parker-Hannifin Corp. and Dynacs Engineering Co.

(12) Mr. Messman is a director of Cambridge Technology Partners (Massachusetts), Inc., Novell, Inc., Tandy Corp., Union Pacific Resources Group Inc. and USDATA Corporation.

(13) Prior to organizing The Palmer Group in June 1990, Mr. Palmer was Dean of The Wharton School of the University of Pennsylvania from 1983 to June 1990. He was managing partner and Chief Executive Officer of Touche Ross & Co. (now Deloitte & Touche) from 1972 to 1983. Mr. Palmer is a director of Allied-Signal, Inc., Bankers Trust New York Corporation, Federal Home Loan Mortgage Corporation, GTE Corporation, and The May Department Stores Company.

(14) Dr. Poduska is a director of Cambridge Technology Partners (Massachusetts), Inc. and Union Pacific Resources Group, Inc.

(15) From 1973 to 1993, Dr. Schimmelbusch was associated with Metallgesellschaft AG, a raw materials company of which he served as Chairman of the Executive Board from March 1989 to December 1993 and as Deputy Chairman of the Board of Management from July 1988 to March 1989. Dr. Schimmelbusch is a director of Arthur Treacher's Seafood Grille.

(16) Dr. Schoemaker is also a co-founder and a director of Tocor II, Inc.

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

          The Board held seven meetings in 1997. The Company's Board of Directors has appointed standing Audit, Compensation, Executive and Nominating Committees. The Compensation Committee, which met twice in 1997, fixes compensation levels including incentive compensation for all officers and other principal employees, and administers the stock option plans and the long term incentive plan. The Audit Committee met four times during 1997. The Audit Committee recommends the firm to be appointed as independent certified public accountants to audit the Company's financial statements, discusses the scope and results of the audit with the independent certified public accountants, reviews with management and the independent certified public accountants the Company's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of the Company, and reviews the non-audit services to be performed by the independent certified public accountants. The Executive Committee, which met once during 1997, is authorized to act upon all matters with respect to the management of the business and affairs of the Company, except that its authority to authorize and approve investments by the Company, other than investments made in the normal course of business, is limited to investments of up to $5 million per transaction in respect of any particular company, entity or person, and up to $10 million in the aggregate between Board meetings. The Nominating Committee, which was established by the Board in February 1996, is responsible for recommending nominees for election to the Company's Board of Directors. The Nominating Committee will consider qualified candidates recommended by shareholders, who should submit any such recommendations, including a detailed statement of qualifications, to the Nominating Committee, c/o the Corporate Secretary, Safeguard Scientifics, Inc., 800 The Safeguard Building, 435 Devon Park Drive, Wayne, PA 19087-1945. All of the directors, with the exception of Dr. Poduska, attended at least 75% of the total number of Board and Committee meetings of which they were members during the period in which they served as a director.


DIRECTORS' COMPENSATION

          In 1997, directors who were not employees received an annual cash retainer of $17,500, plus $1,000 for each Board meeting attended and $500 for each Committee meeting attended on a date other than a Board meeting date. In addition, Mr. Fox and Mr. Palmer, as Chairman of the Compensation Committee and Audit Committee, respectively, received an annual cash retainer of $1,000.

          The Company has deferred compensation plans ("Deferred Compensation Plan") covering certain of its directors and a limited number of officers. All contributions to the Deferred Compensation Plan were completed by the end of 1988. Upon retirement (or an earlier date in certain cases) or upon termination of service as a director, the participant is entitled to receive (as a level payment over 15 years or as a lump sum) an amount equal to the aggregate credits to the participant's account plus an investment growth factor. Under the Deferred Compensation Plan, Mr. Bell began receiving quarterly payments of $3,100 in February 1992, which was reduced to $3,000 in February 1994. These payments will continue, subject to adjustment in accordance with the terms of the Deferred Compensation Plan, for a period of 15 years. The Company has purchased life insurance contracts to provide it with funds estimated to be sufficient to cover its obligations under the Deferred Compensation Plan, and the Company is the owner and beneficiary of such contracts. If assumptions as to mortality experience, future policy dividends and other factors are realized, the Company will recover an amount equal to all benefit payments under the Deferred Compensation Plan, the premium payments on the insurance contracts, and a portion of the interest earned on the use of the premium payments.

DIRECTORS' STOCK OPTIONS

          Upon her election to the Board on August 12, 1997, Ms. Areen received an option to purchase 30,000 shares of the Company's common stock at an exercise price of $26.125. On December 11, 1997, each director of the Company, other than Messrs. Musser and Caldwell, received an option to purchase 2,500 shares of the Company's common stock at an exercise price of $32.4375. The options vest 25% each year commencing on the first anniversary of the grant date and have a term of eight years.


                   REPORT OF THE BOARD COMPENSATION COMMITTEE

          The Compensation Committee of the Board (the "Committee") reviews and approves management recommendations for compensation levels, including incentive compensation, for the executives of the Company, and administers the Company's stock option plans and long term incentive plan. The current members of the Committee are all outside directors of the Company.

          One of the executive officers named in the compensation tables, Edward
R. Anderson, is employed and compensated by CompuCom, a publicly traded company that is a majority owned subsidiary of the Company and its largest partnership
company.   Mr. Anderson has not and does not participate in any of the Company's compensation plans and his compensation arrangements are not reviewed by the Committee. Consequently, the report of this Committee does not relate to the compensation of Mr. Anderson.


EXECUTIVE COMPENSATION POLICIES

          The Company's executive compensation program is designed to support the Company's mission to achieve maximum returns for its shareholders by providing active strategic management, operating guidance and innovative financing to its partnership companies and transferring that value to shareholders via rights offerings. The Company's objectives are to attract and retain outstanding executives, to promote among them the economic benefits of stock ownership in Safeguard and its partnership companies, and to motivate and reward executives who, by their industry, loyalty and exceptional service, make contributions of special importance to the success of the business of the Company.

          Base compensation levels are initially established for new executives on the basis of subjective factors, with reference to the experience and achievements of the individual and the level of responsibility to be assumed in the Company. Salary increases are awarded each year based on increased levels of individual responsibility, to maintain an appropriate scale among company executives based on relative positions and responsibilities and relative to compensation levels within the technology sector, and on general levels of inflation. Annual cash bonuses are intended to motivate executives to achieve and exceed annual corporate performance targets and strategic objectives.
Target levels of executive bonuses are determined in advance for each year as a percentage of base salary, which percentages are based on the executive's ability to impact Company performance. Bonuses are awarded at year-end based on a review of the level of achievement of financial and strategic objectives as defined in the Company's plan and the plans of the partnership companies (including the publicly held partnership companies) as approved by the Company, and consideration of individual performance. The Company's primary objective is to create and increase the value of the Company and its partnership companies. Value creation at the Safeguard level is reflected in the market price of its stock and the operating performance and market value of its public partnership companies. A significant mark of the Company's success in creating value in partnership companies is the successful completion of a rights offering of the partnership company's stock to the Company's shareholders. Specific financial and strategic objectives may include achievement of pre-tax operating earnings targets, strengthening a partnership company's management/marketing team, building strategic alliances, identifying and exploiting markets, increasing existing market share and penetration, and obtaining additional financing.
Based on the foregoing review, bonuses are paid as a percentage of target amounts. Bonuses may exceed target amounts when, in the judgment of the Committee, performance levels are deemed to be superior.

          Grants of Company stock options are intended to align the interests of executives and key employees with the long-term interests of the Company's shareholders and to encourage executives and key employees to remain in the Company's employ. Historically, grants have not been made every year. However, it is expected that annual grants will be made in the future based on a number of factors, including the Company's achievement of financial and strategic objectives, the individual's contributions in providing strategic leadership and oversight for the Company and its partnership companies, and the amount and term of options already held by the individual.

          The Company's long term incentive plan is intended to support the Company's strategy of rewarding shareholders through rights offerings or other distributions to shareholders of selected Safeguard partnership companies. The plan is designed to channel the energies of executives and key employees into efforts that create shareholder value over the long term by enabling participants to share in the results of their contributions through direct participation in the growth of Safeguard's partnership companies. Growth of the partnership companies benefits the Company's shareholders indirectly, by increasing the value of the Company's ownership interest in the partnership companies, and directly, by increasing the value of the stock in the publicly held partnership companies previously distributed to the Company's shareholders through rights offerings. The long term incentive plan was amended in 1997 to permit grants to be made in the form of interests in a limited partnership which holds the Company's shares in a partnership company, restricted stock in a partnership company, or of share units which entitle a grantee to participate in the appreciation of the value of the stock of a partnership company above set threshold levels. The amendment will permit the interests of the participants to be more closely aligned with the interests of the Company. It is the Company's intent primarily to sell limited partnership interests to plan participants at their fair value. The Company allocates up to an aggregate of 10% of the partnership for plan participants. All partnership interests and share unit grants under the plan are subject to vesting over a period of years and the attainment of certain threshold levels. Partnership interests are generally paid out in stock of the partnership company after a fixed period of years (subject to acceleration) subject to the attainment of a threshold value of the stock. Shares subject to restricted stock awards are subject to certain restrictions and are held in escrow by the Company until the attainment of certain threshold levels. Share units are payable after a fixed period of years (subject to acceleration) in cash or in stock of the partnership company if the threshold levels are achieved.

          The Committee believes that its policy of aligning the interests of executives and key employees with the long-term interests of the Company's shareholders has been successful, as evidenced by the cumulative total return on the Company's common stock, assuming participation in rights offerings, as shown in the second stock performance graph that appears on page 15.


COMPANY POLICY ON QUALIFYING COMPENSATION

          Internal Revenue Code Section 162(m), adopted in 1993, provides that publicly held companies may not deduct in any taxable year compensation in excess of one million dollars paid to any of the individuals named in the Summary Compensation Table that is not

"performance-based" as defined in Section 162(m). In order for incentive compensation to qualify as "performance-based" compensation under Section 162(m), the Committee's discretion to grant awards must be strictly limited. The Company believes that its 1990 Stock Option Plan meets the performance-based exception under Section 162(m). The Committee believes that the benefit to the Company of retaining the ability to exercise discretion under the Company's remaining incentive compensation plans outweighs the limited risk of loss of tax deductions under Section 162(m). Therefore, the Committee does not currently intend to seek to qualify any of its other incentive compensation plans under
Section 162(m).


CEO Compensation

          Mr. Musser's base salary for 1997 was fixed by the Committee in December 1996 and represented a 5% increase from his prior base salary. The increase was based in part on a review of CEO compensation among the largest companies in the Philadelphia metropolitan area in order to keep Mr. Musser in the middle one-third of that group. Mr. Musser was awarded a bonus for 1997 equal to 200% of his target bonus. This decision was based on the successful completion of three rights offerings during the year by Diamond Technology Partners Incorporated, ChromaVision Medical Systems, Inc. and OAO Technology Solutions, Inc. and on the Company achieving many other strategic objectives, including the completion of a $265 million fund-raising for SCP Private Equity Partners L.P. to pursue post-venture stage opportunities; closing of fund-raising efforts for TL Ventures III, a $285 million venture fund; completion of several mergers and acquisitions for certain private partnership companies; and the sale of three non-strategic partnership companies.

OTHER EXECUTIVE COMPENSATION

          The Committee approved executive cash bonuses for 1997 equal to 200% of the target bonus amounts. As noted above under discussion of the CEO's compensation, these decisions were based on the Company and its partnership companies achieving a large portion of their financial and strategic objectives as outlined above. Also considered to a lesser extent in awarding bonuses was each executive's individual performance for the year. The Committee granted options under the Company's 1990 Stock Option Plan to all of its executives, except Mr. Musser, and employees. The relative number of options granted was based on each such individual's responsibilities.

          In December 1997, the Committee approved an award of limited partnership interests to key executives and key employees under the Company's long term incentive plan in connection with new or additional investments made by the Company during 1997. These limited partnership interests will provide the participants under the long term incentive plan with the opportunity to receive distributions, as a group, of up to an aggregate of 10% of the shares of stock held by each limited partnership if the value of the shares exceeds certain thresholds established by the Committee. Distributions on account of the partnership interests awarded under the long term incentive plan will be made in five years (subject to achievement of the threshold values and subject to acceleration by the Committee). The awards under the long term incentive plan were allocated among the executives and key employees based on their relative positions in the Company. Mr. Musser does not participate in the long term incentive plan.

By the Compensation Committee:

Robert A. Fox           Vincent G. Bell, Jr.         Russell E. Palmer

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION OF EXECUTIVE OFFICERS

          The following table sets forth information concerning compensation paid during the last three fiscal years to the Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose salary and bonus exceeded $100,000 in 1997.


                                                                                Long Term Compensation
                                                                            ----------------------------------
                                     Annual Compensation                       Awards           Payouts
                           ---------------------------------------------------------------------------------------------------------

                                                                                    Securities
                                                           Other       Restricted   Underlying   Long Term
                                                          Annual         Stock      Options/     Incentive      All Other
Name and Principal                   Salary    Bonus      Compen-       Award(s)     SARS        Payouts        Compen-
      Position               Year    ($)(1)    ($)(2)    sation($)(3)  ($)(4)(5)    (#)(6)         ($)        sation ($)(7)
------------------------------------------------------------------------------------------------------------------------------------

Warren V. Musser,            1997   $290,000   $290,000   $63,004         --            --           --         $12,000
Chairman of the Board and
 Chief                       1996    275,000    137,500        --         --            --           --          11,250
Executive Officer(8)
                             1995    275,000    206,000        --         --            --           --          11,250
------------------------------------------------------------------------------------------------------------------------------------

Donald R. Caldwell,          1997   $252,000   $226,800        --   $      0        30,000           --         $16,149
President and Chief
Operating Officer            1996    240,000    117,998        --    413,739        20,000           --          15,398

                             1995    240,000    278,305        --    276,540            --           --          11,250
------------------------------------------------------------------------------------------------------------------------------------

Jerry L. Johnson, Senior     1997   $210,000   $169,760        --   $      0         30,000          --         $19,620
Vice President, Operations
                             1996    200,000    154,039     46,110   379,079             --          --          15,582

                             1995     50,000     20,000         --    62,297        100,000          --               0
------------------------------------------------------------------------------------------------------------------------------------

Thomas C. Lynch, Senior      1997   $210,000   $169,760         --  $      0         20,000          --         $24,484
 Vice President(9)
------------------------------------------------------------------------------------------------------------------------------------

Edward R. Anderson,          1997   $360,000   $530,122         --        --        300,000(10)      --         $11,875
President and Chief
Executive Officer of         1996    310,000    360,907         --        --             --          --           2,673
CompuCom Systems, Inc.
                             1995    310,000    416,020         --        --             --          --           3,750
------------------------------------------------------------------------------------------------------------------------------------


(1) Includes annual compensation that has been deferred by Messrs. Musser, Caldwell, Johnson and Lynch pursuant to the Company's stock savings plan and by Mr. Anderson pursuant to the CompuCom Systems, Inc. 401(k) matched savings plan.

(2) With respect to each of Messrs. Johnson and Lynch, the bonus paid in 1997 includes the value of 2,000 shares of Diamond Technology Partners Incorporated common stock awarded as a bonus.

(3) The amount stated for Mr. Musser includes $51,822 for personal use of the Company plane. Mr. Musser's use of the Company plane increased in 1997 following a determination by the Board of Directors requiring him to travel by Company plane instead of commercial aircraft whenever possible for safety reasons. While other named executives enjoy certain perquisites, for fiscal year 1997, perquisites and other personal benefits for such executive officers did not exceed the lesser of $50,000 or 10% of any executive officer's salary and bonus and accordingly have been omitted from the table as permitted by the rules of the Securities and Exchange Commission.

(4) In January 1998, Messrs. Caldwell, Johnson and Lynch purchased for their fair value a 0.975%, 0.725% and 0.725% limited partnership interest, respectively, in Safeguard 97 Capital L.P. and a 0.9256%, 0.6925% and 0.6925% limited partnership interest, respectively, in Safeguard XL Capital
    L.P.   These partnerships were organized by the Company to hold equity securities purchased by the Company during 1997.

(5) Any dividends that become payable will be paid on restricted stock awards at the same rate as paid to all shareholders. At December 31, 1997, Mr. Caldwell held the following shares of restricted stock granted in prior years with a value of approximately $765,200: 34,137 shares of MultiGen, Inc., 4,603 shares of Professional Training Services, Inc., 28,600 shares of Intellisource, Inc., 30,956 shares of Sentry Technology, 19,906 shares of DocuCorp International, Inc., 39,375 shares of XL Vision, Inc., 17,910 shares of New Paradigm Ventures, Inc., 130,000 shares of Internet Capital Group L.L.C., 73,710 shares of Mikros Systems Corp., 150 shares of Mobile Broadcasting Corporation, 9,338 shares of Diablo Research and 9,338 shares of Whisper Communications; and each of Messrs. Johnson and Lynch held the following shares of restricted stock granted in prior years with a value of approximately $287,700: 14,929 shares of restricted stock of DocuCorp International, Inc., 97,500 shares of Internet Capital Group L.L.C., 55,283 shares of Mikros Systems Corp., 112.50 shares of Mobile Broadcasting Corporation, 14,960 shares of Sentry Technology, 7,004 shares of Diablo Research and 7,004 shares of Whisper Communications. At December 31, 1997, Mr. Caldwell also held share units entitling him to participate in a percentage of distributions made by Technology Leaders II L.P. to the Company in excess of $10,028,000, and Messrs. Caldwell, Johnson and Lynch each held share units entitling them to participate in a percentage of distributions made by Enertech Capital Partners in excess of $6.0 million, SCP Private Equity Partners, L.P. in excess of $40.0 million and TL Ventures III in excess of $20.6 million. The aggregate value of the share unit holdings is indeterminate until the payment date for each award. Restrictions on grants of shares of restricted stock of Diamond Technology Partners Incorporated and OAO Technology Solutions, Inc. awarded to Mr. Caldwell, and restrictions on grants of shares of restricted stock of ChromaVision Medical Systems, Inc. and OAO Technology Solutions, Inc. awarded to Messrs. Johnson and Lynch, were released during 1997 upon the satisfaction of the conditions of the respective grants.

(6) Except as otherwise indicated in individual footnotes, options in this table are to acquire Common Stock of the Company.

(7) The stated amounts for fiscal 1997 include the following amounts: $7,200 for each of Messrs. Musser, Caldwell, Johnson and Lynch as Company contributions under the Company's Money Purchase Pension Plan; $4,800 for each of Messrs. Musser, Caldwell, Johnson and Lynch as Company matching contributions under the Company's Stock Savings Plan; and $4,149, $7,620, and $12,484 for Messrs. Caldwell, Johnson and Lynch, respectively, for life insurance premiums. The amount stated for Mr. Anderson represents $9,500 for life insurance premiums and $2,375 for matching contributions made by CompuCom under its 401(k) matched savings plan.

(8) Mr. Musser does not participate in the Company's stock option plans or long term incentive plan.

(9) Mr. Lynch has been an executive officer of the Company since March 1997.

(10) Option granted by CompuCom Systems, Inc. to acquire common stock of CompuCom, a subsidiary of the Company.

STOCK OPTIONS

    The following tables set forth information with respect to options granted and exercised during fiscal year 1997 and the number of unexercised options and the value of unexercised in-the-money options at December 31, 1997.


OPTION/SAR GRANTS IN LAST FISCAL YEAR
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                        Potential
                                                                                                    Realizable Value
                             Individual Grants                                                      At Assumed Annual
                                                                                                     Rates Of Stock
                                                                                                   Price Appreciation
                                                                                                   For Option Term(1)
-----------------------------------------------------------------------------------------------------------------------------------

                                                     % of Total
                                                      Options/
                                                        SARS
                                 Options/            Granted To       Exercise Or
                                   SARs             Employees In      Base Price       Expiration         5%             10%
      Name                      Granted (#)(2)      Fiscal Year        ($/Sh)(3)          Date            ($)             ($)
-----------------------------------------------------------------------------------------------------------------------------------
Warren V. Musser                          0            --                    --              --                --              --
-----------------------------------------------------------------------------------------------------------------------------------
Donald R. Caldwell                   30,000           10.0%            $32.4375        12/11/05        $  464,624      $1,112,855
-----------------------------------------------------------------------------------------------------------------------------------
Jerry L. Johnson                     30,000           10.0%            $32.4375        12/11/05        $  464,624      $1,112,855
-----------------------------------------------------------------------------------------------------------------------------------
Thomas C. Lynch                      20,000            6.7%            $32.4375        12/11/05        $  309,749      $  741,903
-----------------------------------------------------------------------------------------------------------------------------------
Edward R. Anderson                  300,000  (4)      18.8%            $  7.625         5/13/07        $1,438,596      $3,645,686
-----------------------------------------------------------------------------------------------------------------------------------


(1) The potential realizable values are based on an assumption that the stock price of the shares of Common Stock of the Company appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the option term. These values do not take into account amounts required to be paid as income taxes under the Internal Revenue Code of 1986, as amended, and any applicable state laws or option provisions providing for termination of an option following termination of employment, nontransferability, or vesting over periods of four or more years. These amounts are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth of the shares of common stock of the Company or any of its subsidiaries or affiliates.

(2) All options, with the exception of options granted to Edward R. Anderson which are covered by footnote 4 below, are to acquire Common Stock of the Company. The options vest 25% each year commencing on December 11, 1998 and have an eight-year term. The options continue vesting and remain exercisable so long as employment with the Company or one of its subsidiaries continues. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same day sales (i.e. cashless broker's exercises). The Compensation Committee has the authority to modify the terms of outstanding options, including acceleration of the exercise date of outstanding options.

(3) All options have an exercise price at least equal to the fair market value of the shares subject to each option on the date of grant.

(4) The option granted to Mr. Anderson by CompuCom Systems, Inc. vests 20% each year commencing on January 2, 1998 and has a ten-year term. The option continues vesting and remains exercisable so long as employment with CompuCom Systems, Inc. or one of its subsidiaries continues. The option exercise price may be paid in cash, by delivery of previously acquired shares, subject to certain conditions, or same day sales (i.e. cashless broker's exercises). CompuCom's Compensation Committee has the authority to modify the terms of outstanding options, including acceleration of the exercise date of outstanding options.


               Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
 -----------------------------------------------------------------------------------------------------------------------
                                                      Number Of Securities                 Value Of Unexercised
                                                     Underlying Unexercised                   In-The-Money
                                                          Options/SARs                         Options/SARs
                        Shares                        At Fiscal Year-End (#)              At Fiscal Year-End  ($)(1)
                      Acquired On        Value
     Name            Exercise (#)     Realized($)   Exercisable   Unexercisable         Exercisable   Unexercisable
-------------------------------------------------------------------------------------------------------------------------
Warren V. Musser            0               -                0              0                    -               -
-------------------------------------------------------------------------------------------------------------------------
Donald R. Caldwell    214,470       $3,455,123          90,000        140,000           $2,471,247      $2,478,747
-------------------------------------------------------------------------------------------------------------------------
Jerry L. Johnson            0                -          60,000         70,000             $603,750      $  402,500
-------------------------------------------------------------------------------------------------------------------------
Thomas C. Lynch           600       $    3,300          59,400         60,000           $  556,875      $  375,000
-------------------------------------------------------------------------------------------------------------------------
Edward R. Anderson
  CompuCom Options          0                -         620,000        455,000           $3,177,500      $  981,875
-------------------------------------------------------------------------------------------------------------------------


(1) The value of unexercised in-the-money options is calculated based upon (i) the fair market value of the stock at December 31, 1997, less the option exercise price, multiplied by (ii) the number of shares subject to an option. On December 31, 1997, the per share fair market values utilized in calculating the values in this table were $31.375 for Company Common Stock and $8.25 for CompuCom common stock.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS.

     In 1997, CompuCom Systems, Inc. entered into an employment agreement with Edward R. Anderson providing for his employment through October 24, 1999, subject to annual renewals, as an executive officer of CompuCom at a minimum monthly salary of $30,000. The agreement provides for Mr. Anderson's participation in management bonuses at a target rate of 120% of base salary and an additional lump sum bonus of $175,000 payable on May 15 in 1998 and 1999 and, if the agreement is extended, on May 15, 2000. The Company is required to obtain a renewable term life insurance policy in the amount of $1,000,000 payable to Mr. Anderson's designated beneficiary and a comprehensive long-term disability insurance policy, and to afford him other standard benefits awarded to other senior management. Upon termination of Mr. Anderson's employment by CompuCom without cause, or if CompuCom demotes him or reduces his salary or benefits below the level described in his employment agreement, Mr. Anderson will be entitled to receive compensation in an amount equal to the salary that would have been paid for the remainder of the Agreement. Mr. Anderson has agreed to refrain from competing with CompuCom for two years after his voluntary termination of employment, and in the event of his termination for any reason other than due cause, for the same period of time for which he receives compensation pursuant to the terms of his employment agreement. In the event of a change in control, all unvested stock options to purchase shares of CompuCom or ClientLink, Inc. will be vested within ten days of the change in control, and, if Mr. Anderson voluntarily terminates his employment within six months of such change in control, he will be entitled to receive in a lump sum payment all payments due to him for the remainder of the agreement.

                            STOCK PERFORMANCE GRAPHS

     The following graph compares the cumulative total return on the Company's Common Stock for the period from December 31, 1992 through December 31, 1997 with the cumulative total return on the Russell 2000 and the peer group index for the same period.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS

                        1992        1993        1994        1995        1996        1997
-------------------------------------------------------------------------------------------
Safeguard                  100         132         189         814        1044        1032
-------------------------------------------------------------------------------------------
Russell 2000               100         119         117         150         175         214
-------------------------------------------------------------------------------------------
Peer Group                 100         131         121         166         215         245
-------------------------------------------------------------------------------------------


1. The peer group consists of SIC Code 737--Computer Programming & Data Processing Services and SIC Code 5045--Computer, Peripheral Equipment and Software Wholesalers, with a 50% weighting for each SIC Code.

2. Assumes reinvestment of dividends. The Company has not distributed cash dividends during this period. Assumes a value of zero for all rights issued in rights offerings to the Company's shareholders.

3. Assumes an investment of $100 on December 31, 1992.



     The following graph compares the cumulative total return on the Company's Common Stock assuming an investment (as described below) in the stock offered in each of the rights offerings to the Company's shareholders, with the cumulative total return on the Russell 2000 and the peer group index. The Company's primary method of providing investment returns to its shareholders is through rights offerings, and not through dividends. This graph, based on the assumptions described below, should provide a more comprehensive indication of the cumulative total return to the Company's shareholders by including both the value of the Company's Common Stock and the value of the various common stocks a shareholder could have obtained in the Company's rights offerings.

                     COMPARISON OF CUMULATIVE TOTAL RETURNS
                    Assuming Investment in Rights Offerings

                        1992        1993        1994        1995        1996        1997
-------------------------------------------------------------------------------------------
Safeguard                   100         175         309        1152        1541        1887
-------------------------------------------------------------------------------------------
Russell 2000                100         135         152         210         278         431
-------------------------------------------------------------------------------------------
Peer Group                  100         148         158         231         333         463
-------------------------------------------------------------------------------------------


1. The peer group is the same as in the prior graph.

2. The cumulative total return for Safeguard assumes a cash investment to exercise all of the rights a holder of Safeguard common stock valued at $100 on December 31, 1992 would have received in each rights offering made to the Company's shareholders since January 1, 1993.

3. Assumes additional investments in each comparison index are made at the end of the month in which each Safeguard rights offering became effective in an amount equal to the amount of the assumed cash investment in the Safeguard index.

4. Assumes an initial investment of $100 on December 31, 1992, and additional investments totaling $161.29 as follows: $13.70 in April 1993, $18.27 in June 1994, $13.70 in June 1995, $13.70 in April 1996, $18.08 in November
   1996, $18.08 in February 1997, $32.88 in July 1997, and $32.88 in October
   1997.

5. Although the Company believes the assumptions made in calculating the values of the chart are reasonable, other assumptions could be used that would result in different cumulative total returns.

                              CERTAIN TRANSACTIONS

     In connection with restricted stock awards made under the Company's long term incentive plan in December 1995 and February 1997, the Company made available to the recipients of those grants two-year, full recourse loans to pay the related income taxes that the Company was required to withhold on the compensation resulting from the acquisition of such shares. The promissory notes delivered to the Company in connection with the December 1995 awards ("December 1995 Note") and the February 1997 awards ("February 1997 Note") bear interest at the rate of 5.57% per annum and 5.81% per annum, respectively, with principal and accrued interest payable on the second anniversary of the respective notes. Each of these notes is secured by a pledge of the restricted shares granted to each individual. The principal and accrued interest under the December 1995 Note were paid in full by each note holder in December 1997. The highest outstanding total balance since January 1, 1997 under the notes delivered by each of Messrs. Caldwell, Johnson and Lynch, named executive officers of the Company, Michael W. Miles, James A. Ounsworth, and Glenn T. Rieger, executive officers of the Company, and Delbert W. Johnson, a director of the Company, was $401,825, $205,177, $205,177, $180,883, $242,276, $180,883, and
$115,010, respectively, and the aggregate balance at December 31, 1997, was $190,700, $174,725, $174,725, $114,421, $143,028, $114,421, and $57,212,
respectively.

     In August 1994, Edward R. Anderson delivered to CompuCom, in payment of the purchase price of 350,000 shares of common stock of CompuCom that he acquired upon exercise of stock options, a full recourse, four-year promissory note in the amount of $1,181,250 which was secured by a pledge of the 350,000 CompuCom shares. The terms of the note were renegotiated, and in February 1997, Mr. Anderson delivered to CompuCom a new note in the amount of $1,181,250 which extended the payment of the principal to February 15, 1999. Interest on the note accrues at the rate of 6% per annum and is payable annually on January 1. In March 1997, Mr. Anderson delivered $281,250 as a payment against principal, and CompuCom released 83,333 of the CompuCom shares that secured the note.

     The Company has a minority ownership interest in Educational Marketing Concepts, Inc. ("EMC") pursuant to an aggregate equity investment of approximately $1.2 million. The Company has guaranteed a $1.5 million loan to EMC. EMC is in the process of combining with two other companies to form a new entity under a holding company named MegaMax Systems, Inc. The Company is presently intending to invest $7 million in a $9 million private equity financing by MegaMax Systems. The additional $2 million will be provided by an independent third party investor. Part of this investment is to be used by MegaMax Systems to satisfy a bank line of credit of up to $5 million to a wholly owned subsidiary of EMC. Approximately $2.8 million of this line of credit has been drawn as of March 31, 1998. The loan is secured in part by a pledge of up to 250,000 shares of the Company by Warren V. Musser, Chairman of the Board and Chief Executive Officer of the Company. This pledge is to be released upon satisfaction of the loan. Mr. Musser also has a personal relationship with the Chief Executive Officer of EMC.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Since 1986, the Company has retained KPMG Peat Marwick LLP as its independent public accountants and it intends to retain KPMG Peat Marwick LLP for the current year ending December 31, 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting, will have an opportunity at the Annual Meeting to make a statement if they desire to do so, and will be available to respond to appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 ("1934 Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities ("10% Shareholders"), to file reports of ownership and changes in ownership of Common Stock and other equity securities of the Company with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Officers, directors and 10% Shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it and written representations from certain reporting persons that no other reports were required for those persons, the Company believes that during the period January 1, 1997 through December 31, 1997, its officers, directors and 10% Shareholders complied with all applicable Section 16(a) filing requirements, except for one transaction that was reported late by Mr. Anderson.


                                 OTHER BUSINESS

     The Company is not aware of any other business to be presented at the Annual Meeting. If any other matter should properly come before the Annual Meeting, however, the enclosed Proxy confers discretionary authority with respect thereto.

     The Company's Annual Report for 1997, including financial statements and other information with respect to the Company and its subsidiaries, is being mailed simultaneously to the shareholders but is not to be regarded as proxy solicitation material.


Dated:  April 2, 1998

                             FOLD AND DETACH HERE
--------------------------------------------------------------------------------

P R O X Y
                          SAFEGUARD SCIENTIFICS, INC.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

I hereby constitute and appoint Warren V. Musser, Donald R. Caldwell and James
A. Ounsworth, and each of them, my true and lawful agents and proxies with full power of substitution in each, to vote all shares held of record by me as specified on the reverse side and, in their discretion, on all other matters which may properly come before the 1998 Annual Meeting of Shareholders of Safeguard Scientifics, Inc. to be held on May 7, 1998, and at any adjournments thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS AND AS THE PROXIES MAY DETERMINE IN THEIR DISCRETION WITH REGARD TO ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING.

         PLEASE MARK, SIGN AND DATE THE PROXY CARD ON THE REVERSE SIDE
               AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

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THE BOARD OF DIRECTORS RECOMMENDS A VOTE                      Please mark
FOR PROPOSAL 1.                                   [X]  your votes as indicated
                                                            in this example


                                                            WITHHELD
1. ELECTION OF DIRECTORS                         FOR         FOR ALL
 Nominees:                                       [_]           [_]
 Warren V. Musser      Peter Likins
 Judith Areen          Jack L. Messman
 Vincent G. Bell, Jr.  Russell E. Palmer
 Donald R. Caldwell    John W. Poduska, Sr.
 Robert A. Fox         Heinz Schimmelbusch
 Delbert W. Johnson    Hubert J.P. Schoemaker
 Robert E. Keith, Jr.


TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE WHILE VOTING FOR THE REMAINDER, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST.

TO CUMULATE VOTES, WRITE THE NAME OF THE NOMINEE(S) AND THE NUMBER OF VOTES TO BE CAST FOR EACH NOMINEE IN THE SPACE PROVIDED BELOW, FOLLOWED BY "CUMULATE FOR."


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SIGNATURE(S) ______________   ______________    DATE: _________________________
THIS PROXY MUST BE SIGNED EXACTLY AS NAME APPEARS HEREIN. Joint tenants must both sign. When signing as attorney, executor, administrator, trustee or guardian, or for a corporation or partnership, please give full title.
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                             FOLD AND DETACH HERE